Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Upon the consummation of its initial public offering (“IPO”) in January 2024, BrightSpring Health Services, Inc. (the “Company,” “BTSG,” “we,” or “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) the Company’s common stock, par value $0.01 per share, and (2) the Company’s 6.75% Tangible Equity Units (the “Units”).

The following description of the terms of our common stock and Units is only a summary. This description is subject to, and qualified in its entirety by our Second Amended and Restated Certificate of Incorporation (the “Articles of Incorporation”), Amended and Restated Bylaws (the “Bylaws”), and provisions of applicable law, and in the case of the Units, the indenture dated as of January 30, 2024, between the Company and U.S. Bank Trust Company, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of January 30, 2024, between the Company and U.S. Bank Trust Company, National Association, as trustee, paying agent and security registrar (the “Indenture”), and the Purchase Contract Agreement, dated as of January 30, 2024, between the Company and U.S. Bank Trust Company, National Association, as purchase contract agent, as attorney-in-fact for the holders from time to time as provided therein and as trustee under the Indenture (the “Purchase Contract Agreement”). We encourage you to read our Articles of Incorporation, Bylaws, Indenture and Purchase Contract Agreement, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K, of which this Exhibit is a part, and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Under the Articles of Incorporation, the Company is authorized to issue 1,500,000,000 shares of common stock, par value $0.01 per share. The Company is also authorized to issue 250,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock vote to elect our directors by a plurality of the votes cast. On all other matters other than those specified in our Articles of Incorporation and Bylaws, where a 66 2/3% vote of the then outstanding shares of our common stock is required, the affirmative vote of a majority in voting power of shares present at a meeting of the holders of our common stock is required.

Dividend Rights and Limitations

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

We do not currently have any preferred stock outstanding. However, our Articles of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by Nasdaq Global Select Markets (“Nasdaq”), the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors has discretion to determine, with respect to any series of preferred stock, the terms and rights of that series, including, without limitation:

1)
the designation of the series;
2)
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding);
3)
the amounts payable on shares of the series in the event of any dissolution, liquidation or winding up of the affairs of the Company; and
4)
the voting rights, if any, of the holders of the series.

We are able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting the payment of dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to any payment upon a liquidation, dissolution or winding up of the Company or other event. The issuance of preferred stock could have the effect of delaying, deferring, impeding, or preventing a change of control, or other corporate action.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the year in which the dividend is declared and/or the preceding year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock having a par value. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the capital of the corporation is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders, and any other factors our board of directors may consider relevant.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our Articles of Incorporation, Bylaws, and the DGCL, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, or employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our Articles of Incorporation divides our board of directors into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Articles of Incorporation and Bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the total number of directors constituting our board of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our Articles of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•
prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

This provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period after the time at which they became an interested stockholder subject to the restrictions on business combinations. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the restrictions on business combinations would not apply to an interested stockholder if our board of directors, prior to the time a person becomes an interested stockholder, approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. By discouraging persons from becoming interested stockholders, these provisions may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our Articles of Incorporation provides that any of KKR Phoenix Aggregator L.P., an investment entity owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (the “KKR Stockholder”), Walgreen Co., an affiliate of Walgreens Boots Alliance, Inc. (the “Walgreen Stockholder”), and their respective affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Articles of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our Articles of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Articles of Incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to KKR Stockholder and Walgreen Stockholder under the Amended and Restated Stockholders’ Agreement, dated as of March 5, 2019, with KKR Stockholder, Walgreen Stockholder and the other parties party thereto (the “Stockholders Agreement”), any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Articles of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors who are elected by a vote of our stockholders generally.

Special Stockholder Meetings

Our Articles of Incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, that KKR Stockholder, Walgreen Stockholder, and their respective affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. Our Bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our Bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specifies requirements as to the form and content of a stockholder’s notice. Our Bylaws allows the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These notice requirements do not apply to KKR Stockholder, Walgreen Stockholder and their respective affiliates for as long as the Stockholders Agreement remains in effect. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Articles of Incorporation provides otherwise. Our Articles of Incorporation precludes stockholder action by written consent once KKR Stockholder, Walgreen Stockholder, and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Supermajority Provisions

Our Articles of Incorporation and Bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind, or repeal, in whole or in part, our Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our Articles of Incorporation. For as long as KKR Stockholder, Walgreen Stockholder, and their respective affiliates beneficially own, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission, or repeal of our Bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, rescission, or repeal. At any time when KKR Stockholder, Walgreen Stockholder, and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission, or repeal of our Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL generally provides that the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Articles of Incorporation provides that once KKR Stockholder, Walgreen Stockholder and their respective affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our Articles of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•
the provision requiring a 66 2/3% supermajority vote for stockholders to amend our Bylaws;
•
the provisions providing for a classified board of directors (the election and term of our directors);
•
the provisions regarding the total number of directors;
•
the provisions regarding resignation and removal of directors;
•
the provisions regarding competition and corporate opportunities;
•
the provisions regarding entering into business combinations with interested stockholders;
•
the provisions regarding stockholder action by written consent;
•
the provisions regarding calling special meetings of stockholders;
•
the provisions regarding filling vacancies on our board of directors and newly created directorships;
•
the provisions eliminating monetary damages for breaches of fiduciary duty by a director or officer; and
•
the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting, and the supermajority voting requirements makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These supermajority provisions may have the effect of deterring hostile takeovers, delaying or preventing changes in control of our management or the Company, such as a merger, reorganization, or tender offer. These supermajority provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These supermajority provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The supermajority provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such supermajority provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such supermajority provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation has the right to receive payment in cash of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our Articles of Incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or the federal court (as appropriate) located within the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or our stockholders, creditors, or other constituents, (iii) action asserting a claim against the Company or any current or former director or officer of the Company arising pursuant to any provision of the DGCL or our Articles of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine.

Our Articles of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including any claims under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and accordingly, we cannot be certain that a court would enforce such provision. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable and, accordingly, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company is be deemed to have notice of and consented to the forum provisions in our Articles of Incorporation. Our exclusive forum provision shall not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders are not deemed to have waived our compliance with these laws, rules, and regulations.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Our Articles of Incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries’ employees. Our Articles of Incorporation provides that, to the fullest extent permitted by law, any of KKR Stockholder, Walgreen Stockholder or any of their respective affiliates or any director who is not employed by us or his or her affiliates does not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any of KKR Stockholder, Walgreen Stockholder or any of their respective affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Articles of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity is be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Articles of Incorporation , we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ and certain officers’ fiduciary duties, subject to certain exceptions. Our Articles of Incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. This provision does not limit or eliminate the liability of any officer in any action by or in the right of the Company, including any derivative claims. Further, the exculpation does not apply to any director or officer if the director or officer has breached the duty of loyalty to the corporation and its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived an improper benefit from his or her actions as a director or officer. In addition, exculpation does not apply to any director in connection with the authorization of illegal dividends, redemptions or stock repurchases.

Our Bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We also intend to enter into indemnification agreements with our directors and executive officers, which agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our common stock is listed on Nasdaq under the symbol “BTSG.”

DESCRIPTION OF 6.75% TANGIBLE EQUITY UNITS

Concurrently with the IPO, we issued 8,000,000 Units, which have a stated amount of $50.00.

Each Unit is comprised of two parts: (1) a prepaid stock purchase contract issued by the Company, which we refer to in this Exhibit as a purchase contract, and (2) a senior amortizing note issued by the Company, which we refer to in this Exhibit as an amortizing note. Unless settled earlier at the holder’s option or at our option, each purchase contract will, subject to postponement in certain limited circumstances, automatically settle on February 1, 2027 (such date, the “mandatory settlement date”), and the Company will deliver between 3.2733 and 3.8461 shares of our common stock per purchase contract, subject to certain anti-dilution adjustments, based upon the applicable settlement rate and applicable market value of our common stock. The number of shares of common stock issuable upon settlement will be determined based on the average volume weighted average price per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding the mandatory settlement date in accordance with the Purchase Contract Agreement. The maximum number of shares issuable upon automatic settlement of such purchase contracts based on the initial public offering price of $13.00 per share is 30,768,800 shares of common stock, subject to certain anti-dilution adjustments.

At any time prior to the second scheduled trading day immediately preceding February 1, 2027, holders of the purchase contracts may elect to settle purchase contracts early and the Company will deliver shares of our common stock at the minimum settlement rate of shares of our common stock per purchase contract, subject to certain anti-dilution adjustments. Upon early settlement at the holder’s election, the market value of our common stock on the early settlement date will not affect the early settlement rate and the corresponding amortizing note will remain outstanding. If holders elect to settle any purchase contracts early in connection with a fundamental change, such purchase contracts will be settled at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. Upon early settlement in connection with a fundamental change, the corresponding amortizing note will remain outstanding.

On or after November 1, 2024, the Company may elect to settle all, but not less than all, outstanding purchase contracts at the maximum settlement rate per purchase contract unless the closing price per share of our common stock for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding date we provide notice of our election to settle in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding such date of notice exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case we may elect to settle at the minimum settlement rate, subject to certain anti-dilution adjustments. Upon early settlement at the Company’s election, holders will have the right to require the Company to repurchase their amortizing notes for cash at a price equal to the principal amount of such amortizing note, plus accrued and unpaid interest, calculated at an annual rate of 10.00%.

The amortizing notes have a specified initial principal amount and a specified interest rate and the Company will make specified payments of interest and partial repayments of principal on quarterly installment payment dates.

Each amortizing note has an initial principal amount of $8.6618, bears interest at the rate of 10.00% per annum and has a final installment payment date of February 1, 2027. On each February 1, May 1, August 1 and November 1, commencing on May 1, 2024, the Company pays equal quarterly cash installments of $0.8438 per amortizing note (except for the May 1, 2024 installment payment, which will be $0.8531 per amortizing note), which constitutes a payment of interest and a partial repayment of principal, and which cash payment in the aggregate per year is equivalent to 6.75% per year with respect to the $50.00 stated amount per Unit. The amortizing notes are the Company’s general unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness from time to time outstanding. The amortizing notes are not guaranteed by any of the Company’s subsidiaries and will be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the amortizing notes then outstanding may declare the unpaid principal of the amortizing notes and any accrued and unpaid interest thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency, or reorganization relating to the Company, the principal amount of the amortizing notes together with any accrued and unpaid interest thereon will become due and payable.

The Units trade on Nasdaq under the trading symbol “BTSGU.” Each Unit may be separated into its constituent purchase contract and amortizing note, and the separate components may be combined to create a Unit, in each case in accordance with the Purchase Contract Agreement. The Company has not applied to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system.